Exhibit 99.1

Civista Bancshares Names Ian Whinnem Chief Financial Officer

Sandusky, OH April 30, 2024 — Civista Bancshares, Inc. (“Civista”) (NASDAQ: CIVB) announced today that Ian Whinnem will join the Company as Senior Vice President, Chief Financial Officer effective June 3, 2024. He will be a member of Civista’s Executive Leadership Team reporting to President and Chief Executive Officer, Dennis G. Shaffer.

Mr. Whinnem joins Civista with over 25 years of corporate finance management in banking, including the past seven years as Senior Vice President, Director of Profitability Management and Capital Utilization for Huntington Bancshares, Inc. He began his career with FirstMerit Corporation in 1998 and held various finance roles including Director of Finance, prior to Huntington’s acquisition of FirstMerit in 2016.

“Ian brings with him a strong history of financial experience and insight into today’s financial services industry,” said Shaffer. “He will be an added thought leader to the executive team while overseeing the Company’s bank and corporate finance functions.”

Mr. Whinnem earned his undergraduate and Master of Business Administration degrees from Cleveland State University. He and his wife reside in Westlake.

About Civista Bancshares, Inc.

Civista Bancshares, Inc., is a $3.9 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121